Exhibit 4.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                              GENDER SCIENCES, INC.


TO:  Department of the Treasury
     State of New Jersey

         Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1.  The name of the corporation is Gender Sciences, Inc.

     2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation in connection with the approval of the share combination, as of the 14th day of January, 2003.

     3. The amendment of the Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share combination exceeding the percentage of authorized shares that was unissued before the share combination.

     4. The class of shares subject to the share combination is the common shares. The number of common shares authorized prior to the share combination is 70,000,000. The number of common shares are to be combined resulting in 2,800,000 common shares authorized.

     5. Article Fourth of the Certificate of Incorporation is hereby amended to read as follows:

         "Fourth: The aggregate number of shares which the corporation shall have authority to issue is two million eight hundred thousand (2,800,000), all of which shall be without nominal or par value. All or part of such shares may be issued by the corporation from time to time, and for such consideration, as may be determined upon and fixed by the Board of Directors, as provided by law. The Board of Directors shall have the power to amend the corporation's Certificate of Incorporation to effectuate the division of shares into classes and into series within any class or classes, the determination of the designation and number of shares of any class or series, the determination of the relative rights, preferences and limitations of the shares of any class or series, in any or all of such divisions or determinations."

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     6.  This Certificate of Amendment shall be effective as of the date of filing.

Dated this 22nd day of January, 2003.

GENDER SCIENCES, INC.

      By: /s/ ARNOLD GANS
          -------------------------
          Arnold Gans
          Chief Executive Officer


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